Exhibit 19.1
Pinterest Insider Trading Policy
Policy owner: Corporate Legal
Executive sponsor: Chief Legal & Business Affairs Officer
Last revision: February 5, 2025
1.Purpose of this Policy
We are all entrusted with a great deal of information at Pinterest (also referred to as the “Company”). Our culture thrives on transparency and we must be careful about how we treat internal information about the Company. This Insider Trading Policy (the “Policy”) details how to handle material, nonpublic information and the consequences of improperly disclosing and/or transacting while in possession of it. We have a responsibility to keep Pinterest’s business confidential and to not use confidential information for personal gain or directly or indirectly communicate material, nonpublic information to family members, friends or anyone else outside Pinterest. We should all take precautions not to share material, nonpublic information with others at Pinterest unless it is necessary for work related matters.
The goal of this Policy is to (i) explain some of your obligations to Pinterest and under the law, (ii) prevent insider trading, and (iii) protect Pinterest’s reputation for integrity and ethical conduct.
More simply put
This Policy helps you understand how to comply with insider trading laws and restrictions.
2.Scope
A.Covered Parties
This Policy covers Pinterest employees, officers, and directors, as well as their family members and members of their households (other than household staff) even if they are not related to them (each “you”). A “family member” means, whether by blood, marriage or adoption, your spouse (or spousal equivalent), parent, stepparent, child, stepchild, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and grandparents, as well as any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities. This Policy also applies to any entities controlled by people covered by this Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the covered person’s own account. Wherever this policy provides that a restriction applies to “you,” it also applies to your immediate family members, other persons living in your household and minor children and entities over which you exercise control. This Policy extends to all activities of a person covered by this Policy, either within or outside of their duties at Pinterest. Pinterest also expects its contingent workers, consultants, and others who have temporary assignments with Pinterest to adhere to this Policy in connection with their Pinterest work, and failure to do so could result in an end to their relationship with Pinterest and a violation of the securities laws.

More simply put
If you do work for Pinterest, this Policy applies to you, your family members, other people living in your household and entities over which you exert control.
B.Covered Transactions
This Policy applies to all transactions, including gifts and the adoption or modification of a 10b5-1 Plan (as defined below), involving Pinterest’s securities, including common stock, options for common stock, restricted stock units, and any other securities that Pinterest may issue from time to time, such as preferred stock, warrants, debt securities or securities not issued by the Company, such as publicly traded options, regardless of the country in which you reside. This includes Pinterest securities that you may have purchased or otherwise acquired prior to joining Pinterest and Pinterest securities you hold in any account with any broker or otherwise, and not just to employee equity grants. In addition, you are also prohibited under this Policy from transacting in (or recommending that others transact in) the securities of other companies with whom we have a business relationship if you possess material, nonpublic information about that company or its securities that was obtained in the course of your involvement with Pinterest.
More simply put
This Policy applies to all transactions, including buying, selling and/or gifting, in Pinterest securities, and in some cases, transactions in securities of other companies.

C.Timing
This Policy applies from your start date at Pinterest or earlier, if you are in possession of material, nonpublic information prior to your start date. Further, this policy applies to all Pinterest securities you hold, including securities purchased before you joined Pinterest.
This Policy may continue to apply to transactions in Pinterest’s securities even after you stop working for Pinterest. If you are in possession of material, nonpublic information when your service ends, you may not trade in Pinterest’s securities until that information has become public or is no longer material.
3.Ownership and Oversight
The Corporate Legal Team is responsible for implementing, maintaining and communicating about this Policy. The Corporate Legal Team will periodically review this Policy with the Audit Committee of the Company’s Board of Directors.
4.Requirements under this Policy
A.Insider Trading and Tipping are Prohibited
Applicable securities laws make it illegal for any of us to buy, sell or otherwise engage in any transactions, directly or indirectly, in any Pinterest securities when we possess material, nonpublic information relating to Pinterest. This conduct is known as “insider trading.” Passing such material, nonpublic information on to someone who may buy, sell or otherwise engage in any transaction relating to Pinterest’s securities – which is known as “tipping” – is also illegal.

Material, nonpublic information is information about a company that is not known to the general public and is reasonably likely to be considered important to an investor in making a decision to buy, sell or hold a company’s securities. Material, nonpublic information can include information that something has or has not happened, is likely or not to happen – or just that it might or might not happen. Any information that could be expected to affect a company’s stock price, whether positive or negative, and whether the change is large or small, may be considered material. Whether or not information is “material” depends on an assessment of all the facts and circumstances. Examples of information likely to be considered material, nonpublic information with respect to Pinterest include, among other things, nonpublic information about:
●Operating or financial results;
●Projections of future metrics, including but not limited to users, revenue, earnings or losses;
●Timing of a new product release or announcement of significant technology introductions;
●Significant product defects or modifications;
●A pending or proposed merger, acquisition or tender offer;
●A disposition or acquisition of significant assets or a subsidiary;
●Changes in Pinterest’s senior management, auditors or board of directors;
●A material cyber security or privacy incident or breach;
●The gain or loss of a substantial customer, partner or supplier;
●Entry into agreements not in the ordinary course of business (or termination or amendments of those agreements);
●Litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity, and any positive or negative developments thereof;
●Creation of a material direct or contingent financial obligation;
●Bankruptcy or liquidity concerns or developments;
●A business interruption due to a natural disaster, fire, or accident;
●New equity or debt offerings; or
●Any other information which is likely to have a significant impact on Pinterest’s financial results or stock price.
If you possess any material, nonpublic information, regardless of whether the trading window is open or closed, the law and this Policy require that you refrain from buying, selling or otherwise engaging in transactions in any of Pinterest’s securities until after the information has been disclosed to the public and absorbed by the market (in most cases, starting at the open of the market on the second full trading day1 after the public release of the information) or until such information is no longer material. The Corporate Legal Team will send Company-wide communications on the exact dates of the closed trading windows. This applies to all Pinterest securities you hold in any account with any broker or otherwise and not just to employee equity grants. This is true even if you do not trade such securities for your own benefit. It is also a violation of the securities law and this Policy if such trading is done by another person (including family, friends and other associates) to whom you disclosed the material, nonpublic information prior to full public disclosure of such information. The SEC and federal prosecutors may presume that trading by family members is based on information you supplied and may treat any such transactions as if you had traded yo
1 A “trading day” means a day on which the New York Stock Exchange (“NYSE”) is generally open for trading and trading in the stock of the Company has not been suspended for any reason.

urself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency or significant expenditure (e.g., mortgage or tuition payments).
You are ultimately responsible for making sure you comply with this Policy.
From time to time, Pinterest may engage in transactions in its own securities, including share issuances and repurchases. Pinterest’s practices with respect to share issuances and repurchases, which are overseen by the Finance and Legal Departments (and approved by the Board of Directors or appropriate committee, if required), are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the plans and agreements.

More simply put
You must not:
●buy, sell, gift, transfer or otherwise trade in, or offer to buy, sell, gift, transfer or otherwise trade in, any Pinterest security, whether or not issued by Pinterest, while in possession of material, nonpublic information about Pinterest;
●communicate any material, nonpublic information about Pinterest to, or tip, anyone, including family members, friends and other associates, or otherwise disclose such information without Pinterest’s authorization;
●buy, sell or otherwise trade in, or offer to buy, sell or otherwise trade in, any security of any other company while in possession of material, nonpublic information about that company that was obtained in the course of your involvement with Pinterest; or
●communicate any such material, nonpublic information about a company to, or tip, anyone, including family members, friends and other associates, or otherwise disclose such information without Pinterest's authorization.
B.Prohibited Transactions
You should not engage in the following transactions in Pinterest’s securities at any time, even if the trading window is open:
●Short sales. Selling Pinterest’s securities that you do not own.
●Options trading. Engaging in any transaction in publicly traded options in Pinterest’s securities, including puts or calls or other derivative securities.
●Hedging. Entering into hedging or monetization transactions or similar arrangements with respect to Pinterest’s securities, including collars, equity swaps, exchange funds and forward contracts.

In addition, regardless of whether the trading window is open, you may not purchase Pinterest’s securities on margin, or borrow against any account in which Pinterest’s securities are held, or pledge Pinterest’s Securities as collateral for a loan, unless advance approval is obtained from the Corporate Legal Team.

More simply put
No short sales, options trading, hedges, pledges or margin accounts of Pinterest’s securities are permitted, even during an open trading window.

C.Handling Material, Nonpublic Information
Any information that reasonably could be expected to affect the market (positively or negatively) for Pinterest’s securities is material and must be kept strictly confidential until public disclosure of such information is proper. Consequently, all such information may be publicly disclosed only with the approval of the Corporate Legal Team in consultation with the Chief Legal Officer and, as appropriate, with the Chief Executive Officer, the Chief Financial Officer or other members of senior management of Pinterest. You should not discuss or disclose material, nonpublic information with or in the presence of any person outside Pinterest, and should only discuss such information within Pinterest on a need-to-know basis. You should refrain from commenting on the businesses of our customers, partners and suppliers if you obtained that information in the course of your activities with Pinterest. If you know any such information, you must keep it confidential until Pinterest discloses it to the public.
More simply put
Keep material, nonpublic information confidential.
D.Regular Quarterly Closed Trading Windows
In order to protect you and Pinterest from allegations of insider trading, Pinterest’s Policy prohibits you from buying, selling, gifting, or otherwise engaging in transactions in any of Pinterest’s securities, regardless of whether the Pinterest securities are held in Schwab (such account held with Schwab or any successor broker that the Company appoints “Schwab account”) or in any other account, during the quarterly “closed trading window,” which begins on the fifteenth day2 of the third month of a fiscal quarter (i.e., March 15, June 15, September 15, December 15) and ends at the start of the second full “trading day” following the release to the public of the Company’s earnings for a fiscal quarter or fiscal year, unless otherwise modified with respect to all or certain individuals by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or Chief Legal Officer of Pinterest. You can find out whether the quarterly trading window is open or closed by visiting pinch/tradingwindow. We strongly encourage you to hold your Pinterest stock with our appointed broker (currently Charles Schwab) rather than transferring the stock out of your Schwab account to avoid the possibility of trades being executed, inadvertently or otherwise, during the closed trading window or while in possession of material nonpublic information. If you hold your Pinterest stock in an account with a broker other than Schwab, please ensure that they are aware of the closed trading window periods.
More simply put
You may not gift or trade during regular quarterly closed trading windows, irrespective of whether or not you hold your Pinterest stock at Schwab. To check if the trading window is open or closed visit pinch/tradingwindow to be sure.

2 If the fifteenth day is a weekend, the closed trading window will begin on the Friday prior to the fifteenth.

E.Other Closed Trading Windows
From time to time, there may be other types of material, nonpublic information about Pinterest (such as mergers, acquisitions, dispositions or new extraordinary product developments) that may be pending and not be publicly disclosed. While such material, nonpublic information is pending, Pinterest may impose special closed trading window periods during which you are prohibited from trading in Pinterest’s securities. You will be notified if Pinterest imposes a special closed trading window that applies to you. Being subject to a special closed trading window is itself material, nonpublic information – do not tell others. Special closed trading window periods are not disclosed on pinch/tradingwindow.
More simply put
You may not trade during a special closed trading window or tell anyone that we have imposed a special closed trading window.
5.Exemptions, Pre-Clearance and Changes
A.Exemptions to this Policy
The following routine transactions are generally exempt and not subject to the restrictions on trading in this Policy:
●Stock option exercises. This Policy does not apply to an exercise of an employee stock option where you pay out-of-pocket (cash exercise) to exercise and hold the stock, or to the “net exercise” where you elect to have Pinterest withhold shares subject to an option to pay the exercise price of an option and/or satisfy tax-withholding requirements. However, this Policy does apply to any sale of shares as part of a broker-assisted cashless exercise of an option or any other market sales by you of Pinterest securities for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy your personal tax withholding obligations.
●Restricted stock and restricted stock unit awards. This Policy does not apply to the vesting or settlement of restricted stock and restricted stock units, or the withholding or sale of stock back to Pinterest to satisfy tax withholding obligations upon vesting of any restricted stock or restricted stock units. However, this Policy does apply to any market sale of stock received upon vesting or settlement.
●Certain other transactions. This Policy does not apply to:
otransfers by will or the laws of descent and distribution;
otransfer of Pinterest stock from your Schwab account to any other account held in your name only as long as you don’t trade after making such transfer; though we strongly encourage you to hold your Pinterest stock with Schwab rather than transferring the stock out of your Schwab account to avoid the possibility of trades being executed, inadvertently or otherwise, during a closed trading window or while in possession of material nonpublic information; or
osales of Pinterest securities to Pinterest.

More simply put
There are certain routine transactions when securities are not traded on the open market that may not be subject to the restrictions in this Policy. Talk to the Corporate Legal Team in advance.
B.Exemption for 10b5-1 Trading Plans
The closed trading window and pre-clearance restrictions do not apply to transactions under a pre-approved, pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 under the U.S. Securities Exchange Act of 1934, as amended (a “10b5-1 Plan”), that:
●gives a third party the discretionary authority to execute such purchases and sales, outside of your control, so long as such third party does not possess any material, nonpublic information about Pinterest; explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) or algorithm(s) describing such transactions; or prohibits you from exercising any subsequent influence over the transaction; and
●was entered into by you in good faith, not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, during an open trading window and at a time when you were not in possession of material, nonpublic information about Pinterest.
You must act in good faith with respect to the 10b5-1 Plan for the entirety of its duration.
All trading plans must be held with Charles Schwab, unless otherwise approved by the Corporate Legal Team. The Company must execute the acknowledgement in each plan for the plan to be effective. To obtain Company acknowledgement, you must send your 10b5-1 Plan to the Corporate Legal Team at least 7 calendar days in advance of setting up the Plan. If you are a Director/Officer, additional requirements will apply when entering into a 10b5-1 Plan, including certification requirements, as well as disclosure requirements. If you are a Director/Officer, transactions under your 10b5-1 Plan may not commence during the required cooling-off period, which ends on the later of (i) ninety (90) days after the execution of the plan or (ii) two business days following the disclosure of Pinterest’s financial results in a Form 10-Q or Form 10-K for the fiscal period in which the plan was adopted, subject to a maximum of one-hundred twenty (120) days following adoption. If you are not a Director/Officer, transactions under your 10b5-1 Plan may not commence until thirty (30) days have elapsed from the execution of the plan. Amendments or modifications of a 10b5-1 Plan that impact the amount, price or timing of transactions under the plan will be treated as the adoption of a new plan and subject to the applicable cooling-off period described above.
You may not enter into or modify a 10b5-1 Plan during a closed trading window or when you otherwise have material, nonpublic information about Pinterest. Further, unless otherwise approved by the Corporate Legal Team, you may not terminate a 10b5-1 Plan during a closed trading window. You must notify the Corporate Legal Team in advance of the modification or termination of a 10b5-1 Plan. Following the early termination of a 10b5-1 Plan, you generally must wait at least thirty (30) calendar days before trading outside of the 10b5-1 Plan. You are prohibited from having more than one trading plan in effect at any given time unless approved by the Corporate Legal Team. In addition, you may not enter into more than one single-trade 10b5-1 Plan within a twelve (12) month period.

When a 10b5-1 Plan is in effect, you may trade outside of the 10b5-1 Plan as long as (1) it is during an open trading window; (2) you are not in possession of MNPI; and (3) it is a same-way transaction (e.g., sell/sell) compared to the transactions under your 10b5-1 Plan.
More simply put
The closed trading window restrictions of this Policy do not apply to trades under a pre-existing, written 10b5-1 Plan with Charles Schwab.
C.Pre-Clearance for Trades by Director/Officer
If you are a Director/Officer, you must get written pre-clearance from the Corporate Legal Team before transacting in Pinterest securities, including for transactions occurring outside a closed trading window, any exercise of director or employee stock options and any gifts of Pinterest securities, at least two business days in advance of the proposed transaction. The request should include the following information: proposed transaction date, proposed security to be traded, type of transaction (purchase, sale, transfer, gift, entry into a 10b5-1 Plan, number of securities involved and a confirmation that you are not in possession of any material nonpublic information). Pre-clearance approval of any transaction is valid only for a 48-hour period. If the transaction order is not placed within that period, pre-clearance must be requested and approved in writing again. You must treat any denials of pre-clearance requests as confidential. Please note that pre-clearance does not constitute personal legal or financial advice. Please reach out to the Corporate Legal Team for additional obligations that will apply to you as a Director/Officer.
More simply put
If you are a Director/Officer, you will need to pre-clear all transactions in Pinterest securities.
D.Updates to this Policy
Pinterest will update this Policy from time to time. The current version will always be available in the Pinterest Policy Center on our Company intranet.
6.Consequence of Non-Compliance with this Policy
Failing to adhere to this Policy could have serious consequences for you and for Pinterest. Non-compliance may violate the law and could result in litigation, civil and/or criminal penalties, fines and even imprisonment. In addition, your failure to comply with this Policy can result in disciplinary action, up to and including disgorgement of profits, ineligibility for future participation in Pinterest’s equity incentive plans or termination from the Company.
More simply put
Violating this Policy could have serious consequences.
7.For More Information
To check if the trading window is open or closed or for FAQs, visit pinch/tradingwindow. To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, if you are in doubt, consult with the Corporate Legal Team before buying or selling (or otherwise making any transfer, gift, pledge or loan of) any Pinterest securities, even if you are not in a closed trading window.